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Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

        The following is a list of the Company's significant subsidiaries as of August 10, 2010.

Name of Significant Subsidiary	Jurisdiction of Incorporation	Portion of Ownership Interest
Baltic Bear Limited	Marshall Islands	100%
Baltic Breeze Limited	Marshall Islands	100%
Baltic Cougar Limited	Marshall Islands	100%
Baltic Cove Limited	Marshall Islands	100%
Baltic Jaguar Limited	Marshall Islands	100%
Baltic Leopard Limited	Marshall Islands	100%
Baltic Panther Limited	Marshall Islands	100%
Baltic Wind Limited	Marshall Islands	100%
Baltic Wolf Limited	Marshall Islands	100%

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  Exhibit 21.1
SUBSIDIARIES OF THE COMPANY